Exhibit 99.1

For Immediate Release


Contact: Michele Glorie
         Kronos Incorporated
         (978) 947-2855
         mglorie@kronos.com


       Kronos(R)provides first-quarter business update in conjunction with investor conference; announces first-quarter release date of Jan. 29


CHELMSFORD, Mass., Jan. 6, 2004-- Kronos(R)Incorporated (Nasdaq: KRON) today announced, based on preliminary information, that both revenues and earnings for the first quarter are expected to be at the low end of the company's current guidance.

Preparing to address investors at The Needham & Company Sixth Annual Growth Conference, being held Jan. 6-8 in New York, Kronos Chief Executive Officer Mark
S. Ain said, "In the September quarter, we reported $3 million more in revenue than the high end of our guidance. We experienced continued strength in the first two months of our first quarter, indicating that we would achieve both our revenue and earnings targets. However, during the last few days of the quarter which ended Jan. 3, some business did not close as expected due to the way our quarter-end aligned with the holidays. Despite this dynamic, we still expect first-quarter revenues and earnings to fall within our current guidance. Because all signs point to continued momentum for the balance of Fiscal 2004, we are maintaining our previously announced guidance for the full year."

Ain and Chief Financial and Administrative Officer Paul Lacy will discuss Kronos' Fiscal 2003 results and outlook for Fiscal 2004 during the Needham & Company conference. Kronos' presentation will be made available the afternoon of Jan. 6 on the Investor Relations section of Kronos' Web site at www.kronos.com.

Kronos will announce its final first-quarter Fiscal 2004 results on Thursday, Jan. 29, 2004, and will provide additional commentary during a conference call on the same day, at 4:30 p.m. Eastern. A webcast of the conference call will be available to all interested parties on the Kronos website located at www.kronos.com under the Investor Relations section.

About Kronos  Incorporated
Kronos Incorporated is a single-source provider of human resources, payroll, scheduling, and time and labor solutions. Kronos' best-in-class Employee Relationship Management solution enables organizations to reduce costs and increase productivity, put real-time information in the hands of decision makers, align employee performance with organizational objectives, and improve employee satisfaction. More than 40,000 organizations trust Kronos to solve their employee-centric business challenges. Learn more at www.kronos.com.

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(C)  2004  Kronos  Incorporated.  Kronos  and the  Kronos  logo  are  registered trademarks of Kronos Incorporated or a related company. All other product and company names mentioned are used for identification purposes only and may be trademarks of their respective owners.